Exhibit 4.3

NONCOMPETITION, NONSOLICITATION AND CONFIDENTIALITY AGREEMENT

This Noncompetition, Nonsolicitation and Confidentiality Agreement (this "Agreement"), effective as of the Closing Date (as defined in the Purchase Agreement which is defined below), is made by and among Koninklijke Philips NV (the “Vendor”), and Profound Medical Inc. (the “Purchaser”), a wholly-owned subsidiary of Profound Medical Corp.

RECITALS

WHEREAS, the Vendor and Profound Medical Corp. entered into that certain Asset and Share Purchase Agreement dated as of June 30, 2017 (the "Purchase Agreement") pursuant to which the Purchaser purchased certain assets and equity from the Vendor as more fully set forth in the Purchase Agreement (the "Transaction"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement; and

WHEREAS, prior to the Closing Date, the Vendor was the owner of the Business, the Purchased Assets and the Subco Shares that will be sold as more fully set forth in the Purchase Agreement, and will receive significant consideration in the Transaction; and

WHEREAS, the Vendor is in possession of certain confidential information regarding the Business which it has obtained in its capacity as owner of the Business, the Purchased Assets and the Subco Shares; and

WHEREAS, the Purchaser has determined that the Vendor competing in the Business, the use or disclosure of the confidential information in the Vendor’s possession, or the solicitation by the Vendor of employees or customers of the Business would be detrimental to the Business, and would fundamentally undermine the parties' purpose and intent in effecting the Transaction under its terms; and

WHEREAS, the Purchaser is unwilling to consummate the Transaction without the benefit of the covenants and obligations of the Vendor contained in this Agreement and has, therefore, required that it is an express condition of the Purchaser’s obligation to consummate the Transaction that the Vendor execute and deliver this Agreement and acknowledge that the Purchaser is relying on this Agreement in entering into the Transaction; and

WHEREAS, because the closing of the Transaction, including, without limitation, the sale by the Vendor under the Purchase Agreement of the Class A Patents and Subco Shares as more fully set forth in the Purchase Agreement, will not occur without the execution and delivery of this Agreement by the Vendor, the Vendor agrees hereby to be bound by the noncompetition, nonsolicitation and confidentiality terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

Section 1.          Noncompetition; Non-Solicitation.

(a)          The Vendor agrees that during the three (3) year period beginning on the date of the Closing Date (the "Noncompetition Period") the Vendor will not, and will not permit any of its directors, officers, employees or agents to, directly or indirectly through any of its Affiliates, (i) (A) engage or participate in any business in the Line of Business, anywhere in the Territory, or (B) take any action to invest in, own, manage, operate, control or participate in any Person engaging in any business that competes within the Line of Business anywhere in the Territory, if that Person’s revenues attributable to the Line of Business amount to more than 10% of such entity’s total annual revenues; provided that if such revenue threshold is exceeded the Vendor shall have twelve months from the date of completion of the corresponding transaction to divest that portion of the entity engaged in the Line of Business, or (ii) (A) solicit, sell, call upon, advise, do or attempt to do business with or otherwise contact in regard to diverting business away from the Business, any customer or supplier of the Business as of the Closing Date, or (B) solicit, encourage or induce any customer or supplier of the Business to terminate or materially and adversely alter its relationship with Subco, the Purchaser or the Business. The Vendor shall not be in violation of this Section 1(a) solely as a result of (x) Vendor and its Affiliates, as applicable, fulfilling its obligations under the Other Transaction Documents, or (y) an investment in stock or other securities of any publicly held entity if the Vendor or any of its Affiliates does not, directly or indirectly, hold in the aggregate more than a total of three (3%) of all such shares of stock or other securities issued and outstanding. For purposes hereof, “Line of Business” means [Redacted – Commercially Sensitive].

(b)          During the period which any of Other Transaction Documents are in effect and for two (2) years thereafter, the Vendor will not permit any of its directors, officers, employees or agents to, directly or indirectly through any of its Affiliates, whether on the Vendor’s own behalf or on behalf of any other Person, (i) solicit, induce, persuade, entice or endeavor to solicit, induce, persuade or entice an Employee or any current (meaning at date of this Agreement) member of management of Purchaser or any of its Affiliates to leave employment or cease performing services for Subco, the Business, or the Purchaser following the Closing, (ii) hire or retain the services of, or attempt to hire or retain the services of, an Employee or any current member of management of Purchaser or any of its Affiliates, (iii) assist in the hiring or attempted hiring of an Employee or any member of management of Purchaser or any of its Affiliates by any Person, other than, in each case, any Employee or any current member of management of Purchaser or any of its Affiliates who (A) responds to advertising placed in a newspaper, trade journal, through a website or via other media of general circulation or an executive search firm acting on the Vendor’s behalf whose effort were not directed at the Employees or any current member of management of Purchaser or any of its Affiliates, (B) who has terminated his/her employment with, or has been terminated by, Subco or the Purchaser, or (C) who initiates contact with the Vendor with no encouragement or inducement on the part of the Vendor.

(c)          As used in this Agreement, (i) "Person" shall mean any natural person, firm, partnership, association, corporation, company, trust, business trust, or other such entity

(ii) "Territory" shall mean worldwide.

(d)          If the Vendor or any Affiliate of the Vendor is acquired (whether by merger, acquisition or otherwise) by any Person who is not an Affiliate of the Vendor (such Person, the “Acquiror”), this Section 1 shall not apply in respect of any activities of the Acquiror or any of its Affiliates (including the acquired entity or entities) following such acquisition, to the extent, and only to the extent, (i) that such activities are carried out by such entities prior to such acquisition, and (ii) none of the employees, officers or directors of the Vendor or any Affiliate of the Vendor who devoted 50% or more of his/her time to matters relating to Line of Business at any time within 24 months prior to such acquisition, shall participate in any manner whatsoever with such activities.

(e)          If there is a conflict between this Section 1 and the provisions of any of the Other Transaction Documents, the provisions of this Section 1 shall govern.

Section 2.          Nondisclosure of Confidential Information.

(a)          The Vendor hereby acknowledges that during the course of the Vendor’s association with the Business, the Vendor and its Affiliates have gained certain confidential and proprietary information and trade secrets of the Business including, without limitation, some or all of the following: information pertaining to the products and business operations of the Business, including, without limitation, customer lists and prices, methods of manufacture, operation and distribution of the Products, which may be confidential or a trade secret, or both; processes; protocols; ideas; designs, inventions; business practices; potential customers and suppliers; marketing methods; costs; contractual relationships; regulatory status; compensation paid to Employees or other terms of employment; dealers; distributors; sales; costs; pricing; strategies; forecasts and long range plans; financial and tax matters; manufacturing strategies and techniques; personnel; business, marketing and operational matters; projections; plans and opportunities; product formulas; and customer, vendor, and supplier data (collectively, "Confidential Information"). For a period of ten (10) years following the Closing, the Vendor and its Affiliates shall maintain in confidence and shall not directly or indirectly disseminate, disclose or publish, or use in any manner detrimental to the Business, any Confidential Information or deliver to any Person any document, record, notebook, computer program or similar repository of or containing any Confidential Information. Notwithstanding anything to the contrary set forth herein, "Confidential Information" shall not include: (i) any information which is in the public domain (other than by means of the Vendor’s (or the Vendor’s directors', officers', employees', agents' or Affiliates’) direct or indirect disclosure of such Confidential Information in violation of the Vendor’s obligations under this Section 2(a); (ii) any information which enters the public domain (other than by means of the Vendor’s (or the Vendor’s directors', officers', employees', agents' or Affiliates’) direct or indirect disclosure of such Confidential Information in violation of its obligations under this Section 2(a)) or (iii) any information subsequently developed by the Vendor without reference to or use of the Confidential Information or (iv) any information disclosed to the Vendor (provided it is disclosed to Vendor not in its capacity as an agent, distributor or manufacturer of the Purchaser or its Affiliates) from any Third Party on a non-confidential basis provided that such Third Party is not, to the knowledge of the Vendor, in violation of any other obligation of confidentiality or non-use. Without limiting the foregoing, nothing herein shall limit the confidentiality obligations of the Vendor and its Affiliates under the Other Transaction Documents. The parties hereby stipulate and agree that, as among them, the Confidential Information identified herein is important, material and affects the successful conduct of the Business.

(b)          Notwithstanding the foregoing, the Vendor may disclose Confidential Information if legally required (in response to a lawful and valid subpoena, oral questions, requests for information or documents, civil investigative demand or other legal process) but (i) shall, to the extent legally permitted, give the Purchaser notice thereof as promptly as practicable, (ii) shall, as much in advance of the return date as reasonably possible and to the extent legally permitted, make available to the Purchaser and its counsel the documents and other information sought, (iii) shall use reasonable commercial efforts to assist such counsel in resisting or otherwise responding to such process at the Purchaser’s sole cost and expense, and (iv) in any event, only disclose the minimum information that is required by law.

Section 3.          Reasonable Restraint; Injunctive Relief. It is recognized and acknowledged by the Vendor that a breach of the covenants contained in Section 1 and Section 2 will cause irreparable damage to the Business, Subco and the Purchaser and the goodwill of the Business, Subco and the Purchaser, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. It is also recognized and acknowledged by the Vendor that (i) for the reasons set forth in the Recitals of this Agreement, the Purchaser will not consummate the Transaction without the execution of this Agreement by the Vendor, (ii) the covenants contained in Section 1 and Section 2 impose a reasonable restraint on the Vendor in light of the requirement by the Purchaser that the Vendor execute this Agreement as a condition to the consummation of the Transaction and the significant benefits received by the Vendor in the Transaction, and (iii) the Vendor has received good and valuable consideration in exchange for the Vendor’s agreement to be bound by such covenants. Accordingly, the Vendor agrees that in the event of a breach of any of the covenants contained in Section 1 and Section 2, in addition to any other remedy which may be available at law or in equity, Subco and the Purchaser will be entitled to apply for specific performance and injunctive relief in any court of competent jurisdiction.

Section 4.          Binding Effect; Successors and Assigns. This Agreement shall be binding upon and shall inure to the exclusive benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns and nothing herein, express or implied, is intended to, nor shall it, confer on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Purchaser may, upon written notice to the Vendor, assign its rights under this Agreement to any entity, including any successors to all, substantially all or a material portion of the assets of the Purchaser’s business, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Purchaser and its Affiliates, and any such assignee or secured party may foreclose upon, assign or encumber this Agreement or such rights. The Vendor may not assign the Vendor’s rights or obligations under this Agreement to any individual or entity except by operation of law or to the estate or legal representatives of the Vendor with respect to obligations the Vendor may have under this Agreement.

Section 5.          Governing Law. This Agreement is and shall be deemed to be a contract entered into and made pursuant to the laws of the Province of Ontario and the laws of Canada applicable in such Province and shall in all respects be governed, construed, applied and enforced in accordance with said laws, without reference to applicable conflict of laws rules or principles.

Section 6.          Notices. Any notice or other communication required or permitted to be given to any party hereunder shall be in writing and shall be given to such party at such party’s address set forth below, or such other address as such party may hereafter specify by notice in writing to the other Person. Any such notice or other communication shall be addressed as aforesaid and given by: (i) hand delivery; (ii) international overnight courier; or (iii) e-mail transmission. Any notice or other communication will be deemed to have been duly given: (A)         on the date of service if served personally; (B) on the Business Day after delivery to an international overnight courier service, provided receipt of delivery has been confirmed; or (C) on the date of transmission if sent via e-mail transmission, provided confirmation of receipt is obtained promptly after completion of transmission and provided that transmission via e-mail is followed promptly by delivery via one of the methods in Section 6(i) or (ii) above.

To the Vendor:

Koninklijke Philips NV
Amstelplein 2
1096 BC Amsterdam

Attention:	Philips Group Legal – Head of Legal M&A and Alliances
E-mail:	Gregory.hatfield@philips.com

With a copy to:

Blake, Cassels & Graydon LLP
199 Bay Street, Suite 4000
Toronto, Ontario M5L 1A9

Attention:	Ken Pearce
E-mail:	kenneth.pearce@blakes.com

To the Purchaser:

Profound Medical Corp.
2400 Skymark Avenue, Unit 6 Mississauga, ON L4W 5K5
Attention:	Arun Menawat
E-mail:	amenawat@profoundmedical.com

With a copy to:

Torys LLP
Suite 3000, P.O. Box 270

79 Wellington Street West TD Centre
Toronto, ON M5K 1N2
Attention:	Cheryl Reicin and Leah Frank
E-mail:	creicin@torys.com and lfrank@torys.com

Section 7.          Counterparts; Electronic Delivery. This Agreement may be executed in counterparts, all of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 8.          Entire Agreement. The terms of this Agreement, together with the Purchase Agreement of which this Agreement is a part of, are intended by the parties to be the entire agreement of the parties with respect to the subject matter hereof.

Section 9.          Amendments; Waivers. No amendment to this Agreement may be made unless agreed to by the parties in writing. By an instrument in writing similarly executed, the Vendor or the Purchaser may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

Section 10.         Construction. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.

Section 11.         Enforcement. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law. If any portion of this Agreement is declared invalid for any reason in any jurisdiction, such declaration shall have no effect upon the remaining portions of this Agreement which shall continue in full force and effect as if this Agreement had been executed with the invalid portions thereof deleted; provided, however, if such severability will negate in any material respect the monetary terms of this Agreement, then the parties shall negotiate in good faith to amend the invalid terms in a manner so that such terms shall not be invalid and will not modify in any material respect the monetary terms of this Agreement unless otherwise agreed to by the parties. Furthermore, the entirety of this Agreement shall continue in full force and effect in all other jurisdictions. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 12.      Vendor’s Acknowledgement. The Vendor acknowledges that the Vendor (i) has read and understands this Agreement, (ii) has, to the extent the Vendor so desires and as recommended by the Purchaser, consulted with legal counsel with respect to the terms and condition hereof, (iii) is fully aware of its legal effect, (iv) has not acted in reliance upon any representations or promises made by any Person other than those contained in writing herein and in the Purchase Agreement, (v) has entered into this Agreement freely based on the Vendor’s own judgment with the advice of legal counsel and other advisers as the Vendor has deemed necessary or advisable.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above referenced.

KONINKLIJKE PHILIPS NV

By:	/s/ Iwald Mons
	Name:	Iwald Mons
	Title:	Authorized Representative

PROFOUND MEDICAL INC.

By:	/s/ Arun Menawat
	Name:	Arun Menawat
	Title:	Chief Executive Officer

[Signature Page to Non-Competition and Non-Disclosure Agreement]